Exhibit 99.1

Joint Filing Agreement

February 13, 2024

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to (i) the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of Credo Technology Group Holding Ltd and (ii) that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument

By:	/s/ Chi Fung Cheng	By:	/s/ Yuhua Huang
Name:	Chi Fung Cheng	Name:	Yuhua Huang

/s/ Chi Fung Cheng
By:	Chi Fung Cheng
Title:	Co-trustee of the Cheng Huang Family Trust U/T/A DTD 12/22/2003